SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 2)(1)


                            VALENCE TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   918914-10-2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  MAY 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [X]  Rule 13d-1(d)


----------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 918914-10-2                  13G                    Page 2  of 5 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Carl E. Berg

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                   USA

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                4,701,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY               0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING              4,701,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                 0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   4,701,000

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [X]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                        12.8%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                                        IN

________________________________________________________________________________

CUSIP No. 918914-10-2                 13G                     Page 3  of 5 Pages


________________________________________________________________________________
Item 1(a).  Name of Issuer:

                    Valence Technology, Inc.

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

                    301 Conestega Way, Henderson, NV  89015

________________________________________________________________________________
Item 2(a).  Name of Person Filing:

                    Carl E. Berg

________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

                    10050 Bandley Drive
                    Cupertino, CA  95014

________________________________________________________________________________
Item 2(c).  Citizenship:

                    USA

________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

                    Common Stock

________________________________________________________________________________
Item 2(e).  CUSIP Number:

                    918914-10-2

________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                    Not Applicable

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act;

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act;

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act;

     (d) [_] Investment company registered under Section 8 of the Investment Company Act;

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [_]


ITEM 4.  OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) AMOUNT BENEFICIALLY OWNED: 4,701,000 shares (includes 143,772 shares of the options exercisable within 60 days of May 31, 2000).

     (b) PERCENT OF CLASS: 12.8% (based on 36,848,808 shares outstanding as of May 31, 2000) includes 143,772 shares of options exercisable within 60 days of May 31, 2000; 983,300 shares held by Mr. Berg; warrants to purchase an aggregate of 594,031 shares held by Baccarat Electronics, Inc., of which Mr. Berg is president and principal stockholder; 2,000,000 shares held by West Coast Venture Capital, of which Mr. Berg is the President and principal stockholder; 499,997 shares held by Baccarat Development Partnership for which Mr. Berg serves as the president of the corporate general partner; 409,900 shares held by Berg & Berg Enterprises, Inc. and 70,000 shares held by Berg & Berg Profit Sharing Plan 1/1/80 FBO Carl E. Berg Basic Transfer, Carl E. Berg, Trustee. Does not include 1,302,825 shares held in trust for Mr. Berg's children. Mr. Berg is not a trustee of the trust and he disclaims beneficial ownership of shares which are deemed to be outstanding for purposes of calculating beneficial ownership.


     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)   Sole power to vote or to direct the vote:  4,701,000

          (ii)  Shared power to vote or to direct the vote:  0


          (iii) Sole power to dispose or to direct the disposition of: 4,701,000


          (iv)  Shared power to dispose or to direct the disposition of: 0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                    Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                    Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                    Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                    Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                    Not Applicable

ITEM 10.  CERTIFICATIONS.

                    Not Applicable

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     June 28, 2000
                                        ----------------------------------------
                                                        (Date)


                                                    /S/ CARL E. BERG
                                        ----------------------------------------
                                                      (Signature)


                                                      Carl E. Berg
                                        ----------------------------------------
                                                      (Name/Title)


                                  Page 6 of 6